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SENSATA TECHNOLOGIES HOLDING N.V. ANNOUNCES
THIRD QUARTER 2013 RESULTS

•	Third quarter 2013 Net revenue was $498.9 million, an increase of 5.7% from the third quarter 2012 Net revenue of $471.9 million.

•	Third quarter 2013 Net income was $66.0 million, or $0.37 per diluted share, versus third quarter 2012 Net income of $41.5 million, or $0.23 per diluted share.

•	Third quarter 2013 Adjusted net income[1] was $97.9 million, or $0.55 per diluted share, versus third quarter 2012 Adjusted net income[1] of $84.7 million, or $0.47 per diluted share.

Almelo, the Netherlands – October 29, 2013 - Sensata Technologies Holding N.V. (NYSE: ST) (the “Company”) announces results of its operations for the three and nine months ended September 30, 2013.

Highlights of the Three and Nine Months ended September 30, 2013

Net revenue for the third quarter 2013 was $498.9 million, an increase of $27.0 million, or 5.7%, from Net revenue for the third quarter 2012 of $471.9 million. Net income for the third quarter 2013 was $66.0 million, or $0.37 per diluted share. This compares to Net income for the third quarter 2012 of $41.5 million, or $0.23 per diluted share. Adjusted net income1 for the third quarter 2013 was $97.9 million, or $0.55 per diluted share, which was 19.6% of Net revenue. This was an increase of 15.5% compared to Adjusted net income1 for the third quarter 2012 of $84.7 million, or $0.47 per diluted share, which was 18.0% of Net revenue.

Net revenue for the nine months ended September 30, 2013 was $1,475.7 million, an increase of $7.2 million, or 0.5%, from $1,468.6 million for the nine months ended September 30, 2012. Net income for the nine months ended September 30, 2013 was $121.1 million, or $0.67 per diluted share. This compares to Net income for the nine months ended September 30, 2012 of $106.5 million, or $0.59 per diluted share. Adjusted net income1 for the nine months ended September 30, 2013 was $280.3 million, or $1.56 per diluted share, which was 19.0% of Net revenue. This was an increase of 3.3% compared to Adjusted net income1 for the nine months ended September 30, 2012 of $271.2 million, or $1.49 per diluted share, which was 18.5% of Net revenue.

"We are pleased with our results for the third quarter which came in slightly better than expected with earnings growing at over twice the pace of Net revenue," said Martha Sullivan, President and Chief Executive Officer. “The balance of the year looks in line with our expectations for improved Net revenue growth over last year.”

The Company spent $30.6 million, or 6.1% of Net revenue, on research, development and engineering related costs in the third quarter of 2013. These costs reside in both the Cost of revenue and the Research and development lines of the Condensed Consolidated Statements of Operations.

The Company’s ending cash balance at September 30, 2013 was $348.2 million. During the first nine months, the Company generated cash of $308.8 million from operations, used cash of $49.2 million in investing activities and used cash of $324.9 million in financing activities.

The Company recorded an income tax provision of $20.2 million for the third quarter 2013. Approximately $7.6 million of the provision, or 6.0% of Adjusted EBIT, related to taxes that are payable in cash and approximately $12.6 million related to deferred income tax expense and other income tax expense.

The Company’s total indebtedness at September 30, 2013 was $1.6 billion. The Company’s Net debt2 was $1.3 billion resulting in a Net leverage ratio2 of 2.4X.

In October 2012, our Board of Directors authorized a $250.0 million share buyback program. Since the share buyback program was authorized, we have repurchased 4.4 million ordinary shares under this program for an aggregate purchase price of approximately $141.3 million.  On October 28, 2013, the Board of Directors amended the terms of the share buyback program, and reset the amount available for share repurchases to $250.0 million.  Under the amended program, the Company may repurchase ordinary shares from time to time, at such times and in amounts to be determined by Company management, based on market conditions, legal requirements and other corporate considerations, in the open market or in privately negotiated transactions. The Company expects that any repurchase of shares will be funded by cash from operations.

Segment Performance

	Three months ended		Nine months ended
$ in 000s	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Sensors net revenue	$358,159	$339,845	$1,052,124	$1,059,533
Sensors profit from operations	$109,918	$94,843	$311,948	$293,639
% of Sensors net revenue	30.7%	27.9%	29.6%	27.7%

Controls net revenue	$140,727	$132,084	$423,593	$409,021
Controls profit from operations	$41,638	$39,623	$130,708	$129,410
% of Controls net revenue	29.6%	30.0%	30.9%	31.6%

Guidance

The Company anticipates net revenue of $485 million to $505 million for the fourth quarter 2013, which, at the midpoint, is 11.1% higher than fourth quarter 2012 Net revenue of $445.4 million. The Company also expects Adjusted net income1 of $0.53 to $0.57 per diluted share for the fourth quarter 2013. At the midpoint, this represents 17.0% growth compared to fourth quarter 2012 Adjusted net income per diluted share of $0.47. This guidance assumes a diluted share count of 178.7 million for the fourth quarter 2013.

1See Non-GAAP Measures for discussion of Adjusted net income which includes a reconciliation of this measure to Net income.

2Net debt represents total indebtedness including Capital lease and other financing obligations, less Cash and cash equivalents.  The Net leverage ratio represents Net debt divided by Adjusted EBITDA for the last twelve months.

Company Earnings Conference Call

The Company will conduct a conference call today at 8:00 AM eastern time to discuss the financial results for its third quarter ended September 30, 2013. The U.S. dial in number is 877-486-0682 and the non-U.S. dial in number is 706-634-5536. The passcode is 74857638. A live webcast of the conference call will also be available on the investor relations page of the Company’s website at http://investors.sensata.com.

For those unable to participate in the conference call, a replay will be available for one week following the call. To access the replay, the U.S. dial in number is 855-859-2056 and the non-U.S. dial in number is 404-537-3406. The replay passcode is 74857638. A replay of the call will be also available by webcast for an extended period of time at the Company’s website, at http://investors.sensata.com.

About Sensata Technologies Holding N.V.

Sensata Technologies Holding N.V. is one of the world’s leading suppliers of sensing, electrical protection, control and power management solutions with operations and business centers in ten countries.  Sensata’s products improve safety, efficiency and comfort for millions of people every day in automotive, appliance, aircraft, industrial, military, heavy vehicle, heating, air-conditioning and ventilation, data, telecommunications, recreational vehicle and marine applications. For more information, please visit Sensata’s website at www.sensata.com.

Safe Harbor Statement

This earnings release contains forward-looking statements within the meaning of the federal securities laws.  These statements relate to analyses and other information, which are based on forecasts of future results and estimates of amounts not yet determinable, and our future prospects, developments and business.  Such forward-looking statements include, among other things, the Company’s anticipated results for the fourth quarter of 2013.  Such statements involve risks or uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements.  Factors that might cause these differences include, but are not limited to, risks associated with: worldwide economic conditions; governmental regulations, policies, and practices relating to the Company’s non-US operations and international business; fluctuations in foreign currency exchange, commodity and interest rates; competitive pressures; pricing and other pressures from customers; adverse developments in the automotive industry; litigation and disputes involving the Company, including the extent of product liability and warranty claims asserted against the Company; non-performance by suppliers; integration of acquired companies; fundamental changes in the industries in which the Company operates; the loss of one or more suppliers of raw materials; and the Company’s ability to secure financing to operate and grow its business or to explore opportunities.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made; and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether to reflect any future events or circumstances or otherwise.  For a discussion of potential risks and uncertainties, please refer to the risk factors listed in the Company’s SEC filings.  Copies of the Company’s filings are available from its Investor Relations department or from the SEC website, www.sec.gov.

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Statements of Operations
(Unaudited)

(In 000s, except per share amounts)
	For the three months ended		For the nine months ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Net revenue	$498,886	$471,929	$1,475,717	$1,468,554
Operating costs and expenses:
Cost of revenue	309,061	308,639	940,442	960,046
Research and development	15,189	13,395	43,113	39,149
Selling, general and administrative	40,355	36,085	121,430	110,194
Amortization of intangible assets	33,670	36,082	100,706	108,407
Restructuring and special charges	512	6,487	4,538	14,937
Total operating costs and expenses	398,787	400,688	1,210,229	1,232,733
Profit from operations	100,099	71,241	265,488	235,821
Interest expense	(23,476)	(24,967)	(71,573)	(75,110)
Interest income	232	243	780	669
Other, net	9,390	10,827	(25,411)	4,239
Income before taxes	86,245	57,344	169,284	165,619
Provision for income taxes	20,223	15,838	48,226	59,079
Net income	$66,022	$41,506	$121,058	$106,540

Net income per share:
Basic	$0.38	$0.23	$0.69	$0.60
Diluted	$0.37	$0.23	$0.67	$0.59

Weighted-average ordinary shares outstanding:
Basic	175,941	177,761	176,362	177,328
Diluted	178,629	181,654	179,519	181,647

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

($ in 000s)
	For the three months ended		For the nine months ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Net income	$66,022	$41,506	$121,058	$106,540
Other comprehensive (loss)/income, net of tax:
Net unrealized loss on derivative instruments designated and qualifying as cash flow hedges	(7,892)	(1,847)	(1,044)	(1,471)
Amortization of net loss and prior service cost on defined benefit and retiree healthcare plans	434	59	1,306	309
Other comprehensive (loss)/income	(7,458)	(1,788)	262	(1,162)
Comprehensive income	$58,564	$39,718	$121,320	$105,378

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Balance Sheets
(Unaudited)

($ in 000s)
	September 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$348,199	$413,539
Accounts receivable, net of allowances	303,739	258,114
Inventories	181,605	176,233
Deferred income tax assets	12,655	12,871
Prepaid expenses and other current assets	33,888	33,923
Total current assets	880,086	894,680
Property, plant and equipment, net	336,224	328,199
Goodwill	1,754,385	1,754,107
Other intangible assets, net	521,537	603,883
Deferred income tax assets	39,919	38,971
Deferred financing costs	20,084	22,119
Other assets	6,739	6,432
Total assets	$3,558,974	$3,648,391

Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt, capital lease and other financing obligations	$14,078	$12,878
Accounts payable	177,607	152,964
Income taxes payable	12,189	8,884
Accrued expenses and other current liabilities	140,439	100,112
Deferred income tax liabilities	3,525	3,525
Total current liabilities	347,838	278,363
Deferred income tax liabilities	296,971	271,902
Pension and post-retirement benefit obligations	26,417	32,747
Capital lease and other financing obligations, less current portion	49,747	43,425
Long-term debt, net of discount, less current portion	1,561,835	1,768,352
Other long-term liabilities	33,472	31,308
Total liabilities	2,316,280	2,426,097
Total shareholders’ equity	1,242,694	1,222,294
Total liabilities and shareholders’ equity	$3,558,974	$3,648,391

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

($ in 000s)
	For the nine months ended
	September 30, 2013	September 30, 2012
Cash flows from operating activities:
Net income	$121,058	$106,540
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	38,034	40,792
Amortization of deferred financing costs and original issue discounts	3,291	3,861
Currency remeasurement (gain)/loss on debt	(354)	382
Share-based compensation	7,358	7,250
Loss on debt refinancing	7,111	—
Amortization of intangible assets	100,706	108,407
Loss/(gain) on disposition of assets	946	(3,556)
Deferred income taxes	24,598	42,765
Insurance proceeds	(5,000)	—
Unrealized loss/(gain) on hedges and other non-cash items	12,203	(9,209)
Changes in operating assets and liabilities, net of effects of acquisitions	(1,185)	(12,574)
Net cash provided by operating activities	308,766	284,658

Cash flows from investing activities:
Additions to property, plant and equipment and capitalized software	(55,523)	(36,576)
Insurance proceeds	6,400	—
Proceeds from sale of assets	326	5,316
Acquisition payments	(411)	—
Net cash used in investing activities	(49,208)	(31,260)

Cash flows from financing activities:
Proceeds from exercise of stock options and issuance of ordinary shares	17,229	12,601
Proceeds from issuance of debt	500,000	—
Payments on debt	(709,816)	(9,753)
Payments to repurchase ordinary shares	(126,155)	—
Payments of debt issuance costs	(6,156)	(209)
Net cash (used in)/provided by financing activities	(324,898)	2,639
Net change in cash and cash equivalents	(65,340)	256,037
Cash and cash equivalents, beginning of period	413,539	92,127
Cash and cash equivalents, end of period	$348,199	$348,164

Net Revenue by Business, Geography and End Market

(% of total net revenue)	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Sensors	71.8%	72.0%	71.3%	72.1%
Controls	28.2%	28.0%	28.7%	27.9%
Total	100.0%	100.0%	100.0%	100.0%

(% of total net revenue)	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Americas	37.8%	37.7%	37.9%	37.5%
Europe	29.0%	27.4%	29.6%	29.1%
Asia	33.2%	34.9%	32.5%	33.4%
Total	100.0%	100.0%	100.0%	100.0%

(% of total net revenue)	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
European automotive	22.8%	23.2%	23.8%	24.7%
North American automotive	16.8%	17.2%	16.1%	16.8%
Asian automotive	20.0%	22.3%	19.9%	21.0%
Rest of world automotive	0.6%	0.9%	0.9%	0.8%
Heavy vehicle off-road	10.6%	7.4%	9.6%	7.8%
Appliance and heating, ventilation and air-conditioning	9.3%	9.9%	10.1%	10.1%
Industrial	9.2%	9.4%	9.2%	9.0%
All other	10.7%	9.7%	10.4%	9.8%
Total	100.0%	100.0%	100.0%	100.0%

Non-GAAP Measures

Adjusted net income is a non-GAAP financial measure. The Company defines Adjusted net income as follows: net income before debt refinancing costs and other financing transactions, deferred loss/(gain) on other hedges and loss/(gain) on currency remeasurement on debt, net, amortization and depreciation expense related to the step-up in fair value of fixed and intangible assets, deferred income tax and other tax expense, amortization of deferred financing costs, restructuring and special charges, and other costs. The Company believes Adjusted net income provides investors with helpful information with respect to the performance of the Company’s operations and management uses Adjusted net income to evaluate its ongoing operations and for internal planning and forecasting purposes. Adjusted net income is not a measure of liquidity. See the tables below which reconcile Net income to Adjusted net income and Projected GAAP earnings per share to Projected Adjusted net income per share.

The following unaudited table reconciles the Company’s Net income to Adjusted net income for the three and nine months ended September 30, 2013 and 2012.

(In 000s, except per share amounts)	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Net income	$66,022	$41,506	$121,058	$106,540
Debt refinancing costs and other financing transactions	—	—	9,179	—
Deferred loss/(gain) on other hedges and loss/(gain) on currency remeasurement on debt, net	(12,723)	(17,675)	13,595	(15,475)
Amortization and depreciation expense related to the step-up in fair value of fixed and intangible assets	34,130	36,720	101,997	113,863
Deferred income tax and other tax expense	12,594	11,673	25,560	44,685
Amortization of deferred financing costs	1,028	1,253	3,291	3,861
Restructuring and special charges	(3,188)	11,270	5,605	17,738
Total adjustments	$31,841	$43,241	$159,227	$164,672
Adjusted net income	$97,863	$84,747	$280,285	$271,212
Weighted average diluted shares outstanding used in Adjusted net income per share calculation	178,629	181,654	179,519	181,647
Adjusted net income per diluted share	$0.55	$0.47	$1.56	$1.49

The Company’s definition of Adjusted net income includes the current tax expense (benefit) that will be payable (realized) on the Company’s income tax return and excludes deferred income tax and other tax expense. As the Company treats deferred income tax and other tax expense as an adjustment to compute Adjusted net income, the deferred income tax effect associated with the reconciling items would not change Adjusted net income for each period presented. The theoretical current income tax expense/(benefit)associated with the reconciling items above would be as follows: Amortization and depreciation expense related to the step-up in fair value of fixed and intangible assets: $0.3 million and $0.3 million for the three months ended September 30, 2013 and 2012, respectively, and $0.8 million and $0.8 million for the nine months ended September 30, 2013 and 2012, respectively; Restructuring and special charges: ($1.0) million and $1.2 million for the three months ended September 30, 2013 and 2012, respectively, and $0.9 million and $1.4 million for the nine months ended September 30, 2013 and 2012, respectively.

The following unaudited table identifies where in the Condensed Consolidated Statement of Operations the adjustments to reconcile Net income to Adjusted net income were recorded for the three and nine months ended September 30, 2013 and 2012.

($ in 000s)	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Cost of revenue	$(2,841)	$1,759	$3,156	$7,560
Selling, general and administrative	—	—	971	—
Amortization of intangible assets	33,327	35,670	99,657	107,012
Restructuring and special charges	456	5,988	4,789	12,456
Interest expense	1,028	1,253	3,291	3,861
Other, net	(12,723)	(13,102)	21,803	(10,584)
Provision for income taxes	12,594	11,673	25,560	44,367
Total adjustments	$31,841	$43,241	$159,227	$164,672

The following unaudited table reconciles the Company’s Projected GAAP earnings per share to Projected Adjusted net income per diluted share for the fourth quarter and full year ended December 31, 2013. The amounts in the table below have been calculated based on unrounded numbers. Accordingly, certain amounts may not add due to the effect of rounding.

	Three months ended December 31, 2013		Full year ended December 31, 2013
	Low End	High End	Low End	High End

Projected GAAP earnings per diluted share	$0.30	$0.34	$0.97	$1.01
Debt refinancing costs and other financing transactions	—	—	0.05	0.05
Deferred loss/(gain) on other hedges and loss/(gain) on currency remeasurement on debt, net	—	—	0.08	0.08
Amortization and depreciation expense related to the step-up in fair value of fixed and intangible assets	0.19	0.19	0.77	0.77
Deferred income tax and other tax expense	0.06	0.06	0.19	0.19
Amortization of deferred financing costs	0.01	0.01	0.03	0.03
Restructuring and special charges	(0.02)	(0.02)	0.01	0.01
Projected Adjusted net income per diluted share	$0.53	$0.57	$2.10	$2.14
Weighted average diluted shares outstanding used in Adjusted net income per share calculation (in 000s)	178,700	178,700	179,300	179,300

SENSATA TECHNOLOGIES HOLDING N.V.

Notes to unaudited Condensed Consolidated Statements of Operations, Condensed Consolidated Statements of Comprehensive Income, Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Cash Flows

Basis of Presentation
The accompanying unaudited Condensed Consolidated Statements of Operations, Condensed Consolidated Statements of Comprehensive Income, Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Cash Flows do not include all of the information and note disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. This information should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and the interim condensed consolidated financial statements included in the Company's Form 10-Q for the period ended June 30, 2013. U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Estimates used may change as new events occur or additional information is obtained. Actual results could differ from those estimates.